September 13, 2005

Dear Shareholder,

We had hoped by now to report to you that the external audit of our 2003 consolidated financial statements by KPMG had been completed. Unfortunately, the audit has not yet been completed by KPMG. We have made significant progress within the past few weeks and are hopeful that the audit will be completed by October 31, 2005. It has been a very frustrating experience for all of us. After our 2003 audit is complete, we will immediately commence work to enable the audit of our 2004 consolidated financial statements to be completed. Once we are current with respect to the filing of our annual audits with the SEC, we plan to schedule an annual meeting of shareholders. SEC regulations preclude us from sending a proxy statement without current audits, and without a proxy statement, we cannot effectively conduct any annual meeting business.

We understand that many of our shareholders are desirous of having the ability to liquidate their shares of CIB Marine Bancshares, Inc. stock, and it is also our understanding that there are many individuals and institutions interested in purchasing CIB Marine stock. We suggest that anyone wanting to sell or purchase shares of CIB Marine stock contact their broker for assistance. Until such time as we are current in our SEC filings under the Securities Exchange Act of 1934, we are not able to pursue any company sponsored assistance for potential purchasers or sellers of our stock.

The performance of the company continues to show improvement in terms of credit quality and earnings, however we are still only in the second year of our turnaround efforts and we do not expect to show a profit for the year 2005. Our estimate of CIB Marine’s results of operations (unaudited) for the six months ended June 30, 2005 is that we incurred a net loss of approximately $7.5 million. Our total assets as of June 30, 2005 were an estimated $1.2 billion and our estimated book value per share was $4.56. Nonperforming assets are estimated to be $35.1 million at June 30, 2005. Please note that all of these estimates are subject to change, based upon the results of our audits. We are hopeful to turn the corner in earnings sometime next year. Our strategy towards this end is to continue to significantly reduce overhead expenses while we energetically pursue quality assets to improve our net interest income. We have re-staffed our markets with qualified lenders and market leaders and are back in the new business generation mode. Since our last communication to you, Joseph Henderson has joined our team as President and CEO of Central Illinois Bank. A press release regarding this appointment can be found on our website at www.cibmarine.com, or you may contact Angela Blair, AVP Investor Relations at 312-379-5180 for more information about Mr. Henderson.

Sincerely,

Stanley J. Calderon
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. The information contained under the caption “Forward Looking Statements” in Exhibit 99.2 of CIB Marine’s Form 8-K filed May 2, 2005 and other periodic reports to the SEC contain information about factors that could affect actual results.